CERTIFICATE OF ADJUSTMENT

         I, Robert T. Steinkamp, hereby certify that:

         1. I am the duly elected, qualified and acting Secretary of Applebee's International, Inc., a Delaware corporation (the "Company").

         2. On May 10, 2001, the Board of Directors of the Company declared a distribution in the form of a three-for-two stock split, that was effected in the form of a 50 percent stock dividend (the "2001 Stock Split"), of the shares of Common Stock, $0.01 par value (the "Common Stock"), of the Company whereby one additional share of Common Stock was distributed on or about June 12, 2001, for every two shares of Common Stock outstanding or held in treasury on May 25, 2001.

         3. On May 9, 2002, the Board of Directors of the Company declared a distribution in the form of a three-for-two stock split, to be effected in the form of a 50 percent stock dividend (the "2002 Stock Split"), of the shares of Common Stock, $0.01 par value, of the Company whereby one additional share of Common Stock was distributed on or about June 11, 2002 for every two shares of Common Stock outstanding or held in treasury on May 24, 2002.

         4. The Board of Directors has determined that pursuant to Sections 11 and 12 of that certain Rights Agreement, dated as of September 7, 1994, as amended (the "Rights Agreement"), between the Company and Chemical Bank, as Rights Agent, and Section 2 of the Certificate of The Voting Powers, Designations, Preferences and Relative Participating, Optional and Other Special Rights and Qualifications, Limitations or Restrictions of Series A Participating Cumulative Preferred Stock of Applebee's International, Inc. (the "Certificate of Designation"), the number of shares of Series A Participating Cumulative Preferred Stock, par value $0.01 (the "Preferred Shares") which may be purchased pursuant to each Right, (currently, under the Rights Agreement, a "Right" being the right to purchase 1/1000 of a share of Preferred Shares) associated with each of the shares of Common Stock outstanding as of the close of business on May 25, 2001 and May 24, 2002, respectively, or issued or delivered thereafter prior to the "Distribution Date" (as defined in the Rights Agreement), is to be proportionately adjusted to account for the 2001 Stock Split and the 2002 Stock Split as more specifically set forth in Sections 5 and 6 hereof.

         5. Immediately prior to the 2001 Stock Split, 24,694,836 shares of Common Stock were outstanding and immediately following the 2001 Stock Split, 37,042,254 shares of Common Stock were outstanding. As a result, the number of Preferred Shares which could be purchased by each Right following the 2001 Stock Split was 1/1500 (until the 2002 Stock Split, discussed in Section 6 below).

         6. Immediately prior to the 2002 Stock Split, 37,042,254 shares of Common Stock were outstanding and immediately following the 2002 Stock Split, 55,563,381 shares of Common Stock were outstanding. As a result, the number of Preferred Shares which may be purchased by each Right following the 2002 Stock Split is 1/2250.


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         7. The Board of Directors by unanimous written consent has adjusted the number of Preferred Shares that could be purchased pursuant to the Rights Agreement and Certificate of Designation to 1/2250 of a share for each Right instead of the current 1/1000 of a Preferred Share. This adjustment factors in the 2001 Stock Split and the 2002 Stock Split and will be in line with the Formula Number under the Certificate of Designation, and provide one vote per 1/2250 per share.

         8.This Certificate has been prepared pursuant to Section 13 of the Rights Agreement and in accordance with Section 2 of the Certificate of Designation and may be relied upon by Chemical Bank, as the Rights Agent, and by each transfer agent of the Company's Preferred Stock and Common Stock.

         IN WITNESS WHEREOF, I have hereunto signed my name this __ day of October 2002.



                                    --------------------------------------------
                                    Robert T. Steinkamp, Secretary of Applebee's
                                    International, Inc.


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